Exhibit k.1

Transfer Agency and Service Agreement

Between

Each of the Nuveen Closed-End Investment Companies

Listed on Schedule A Attached Hereto

and

Computershare Inc.

and

Computershare Trust Company, N.A.

THIS TRANSFER AGENCY AND SERVICE AGREEMENT, effective as of June 15, 2017 (“Effective Date”), is by and between each of the Nuveen closed-end investment companies listed on Schedule A attached hereto, as may be amended from time to time (“Schedule A”) (each such investment company, a “Fund”), and Computershare Inc., a Delaware corporation (“Computershare”), and its fully owned subsidiary Computershare Trust Company, N.A., a federally chartered trust company (“Trust Company”, and together with Computershare, “Transfer Agent”), each having a principal office and place of business at 250 Royall Street, Canton, Massachusetts 02021.

WHEREAS, Fund desires to appoint Trust Company as its sole transfer agent and registrar for the Shares, and administrator of any dividend reinvestment plan or direct stock purchase plan for Fund, and Computershare as processor of all payments received or made by Fund under this Agreement, as of the commencement date indicated for such Fund in Schedule A (“Commencement Date”);

WHEREAS, Trust Company and Computershare will each separately provide specified services covered by this Agreement and, in addition, Trust Company may arrange for Computershare to act on behalf of Trust Company in providing certain of its services covered by this Agreement; and

WHEREAS, Trust Company and Computershare desire to accept such respective appointments and perform the services related to such appointments;

NOW THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1. CERTAIN DEFINITIONS.

1.1 “Account” means the account of each Shareholder which reflects any full or fractional Shares held by such Shareholder, outstanding funds, or reportable tax information.

1.2 “Agreement” means this agreement and any and all exhibits or schedules attached hereto and any and all amendments or modifications which may from time to time be executed.

1.3 “Confidential Information” means any and all technical or business information relating to a party, including, without limitation, financial, marketing and product development information, Shareholder Data (including any non-public information of such Shareholder), Proprietary Information, and the terms and conditions (but not the existence) of this Agreement, that is disclosed or otherwise becomes known to the other party or its affiliates, agents or representatives before or during the term of this Agreement. Confidential Information constitutes trade secrets and is of great value to the owner (or its affiliates). Confidential Information shall not include any information that is: (a) already known to the other party or its affiliates at the time of the disclosure; (b) publicly known at the time of the disclosure or becomes publicly known through no wrongful act or failure of the other party; (c) subsequently disclosed to the other party or its affiliates on a non-confidential basis by a third party not having a confidential relationship with the owner and which rightfully acquired such information; or (d) independently developed by one party without access to the Confidential Information of the other.

1.4 “DSPP” means direct stock purchase plan.

1.5 “Plans” means any dividend reinvestment plan, DSPP, or other investment programs administered by Trust Company for Fund relating to the Shares, whether as of the Effective Date or at any time during the term of this Agreement.

1.6 “Services” means all services performed or made available by Transfer Agent pursuant to this Agreement.

1.7 “Share” means, with respect to each Fund, shares of each class indicated for such Fund in Exhibit A, authorized by Fund’s organizational documents, and other classes of Fund’s shares to be designated by Fund in writing and which Transfer Agent agrees to service under this Agreement.

1.8 “Shareholder” means a holder of record of Shares.

1.9 “Shareholder Data” means all information maintained on the records database of Transfer Agent concerning Shareholders.

2. APPOINTMENT OF AGENT.

2.1 Appointments. Fund appoints Trust Company to act as sole transfer agent and registrar for all Shares and as administrator of Plans in accordance with the terms and conditions hereof and appoints Computershare as the service provider to Trust Company and as processor of all payments received or made by or on behalf of Fund under this Agreement, all as of the Commencement Date, and Trust Company and Computershare accept the respective appointments.

2.2 Documents. In connection with the appointments herein, upon any future original issuance of Shares for which Transfer Agent will act as transfer agent hereunder, Fund shall deliver the following appointment and corporate authority documents to Transfer Agent:

(a)	Board resolution appointing Trust Company as the transfer agent;

(b)	If applicable, specimens of all forms of outstanding Share certificates, in forms approved by the Board of Directors of Fund, with a certificate of the Secretary of Fund as to such approval;

(c)

Board resolution and/or certificate of incumbency designating officers or other designated persons of Fund authorized to sign written instructions and requests and, if applicable, Share certificates, in connection with this Agreement (each an “Authorized Person”);

(d)	An opinion of counsel, or reliance letter, for Fund addressed to both Trust Company and Computershare stating that:

(i)	Fund is duly organized, validly existing and in good standing under the laws of its state of organization;

(ii)

All Shares issued and outstanding on the date hereof were issued as part of an offering that was registered under the Securities Act of 1933, as amended (“1933 Act”) and any other applicable federal or state statute or that was exempt from such registration;

(iii)	All Shares issued and outstanding on the date hereof are duly authorized, validly issued, fully paid and non-assessable; and

(e)	A certificate of Fund as to the Shares authorized, issued and outstanding, as well as a description of all reserves of unissued Shares relating to the exercise of options, as applicable;

(f)	A completed Internal Revenue Service Form 2678; and

(g)	A completed Form W-8 or W-9, as applicable.

Funds existing on the Effective Date of this Agreement shall provide Transfer Agent with the Board resolution set forth in Section 2.2(a) above.

2.3 Records. Transfer Agent may adopt as part of its records all Shareholder lists, Share ledgers, records, books, and documents which have been employed by Fund or any of its agents and which are certified to be true, authentic and complete. Transfer Agent shall keep records relating to the Services, in the form and manner it deems advisable, but in any event consistent with the reasonable standards of the transfer agency industry. Transfer Agent agrees that all such records prepared or maintained by it relating to the Services are the property of Fund and will be preserved, maintained and made available in accordance with the requirements of law and Transfer Agent’s records management policy, and will be surrendered promptly to Fund in accordance with its request subject to applicable law and Transfer Agent’s records management policy.

2.4 Shares. Fund shall, if applicable, inform Transfer Agent as soon as reasonably practicable in advance as to: (a) the existence or termination of any restrictions on the transfer of Shares, the application to or removal from any Share of any legend restricting the transfer of such Shares (which may be subject, in the case of removal of any such legend, to delivery of such legal opinion in form and substance acceptable to Transfer Agent), or the substitution for such Share of a Share without such legend; (b) any authorized but unissued Shares reserved for specific purposes; (c) any outstanding Shares which are exchangeable for Shares and the basis for exchange; (d) reserved Shares subject to option and the details of such reservation; (e) any Share split or Share dividend; (f) any other relevant event or special instructions which may affect the Shares; and (g) any bankruptcy, insolvency or other proceeding regarding a Fund affecting the enforcement of creditors’ rights.

2.5 Share Certificates. If applicable, Fund shall provide Transfer Agent with (i) documentation required to print on demand Share certificates, or (ii) an appropriate supply of Share certificates which contain a signature panel for use by an authorized signor of Transfer Agent and state that such certificates are only valid after being countersigned and registered, whichever is applicable.

2.6 Fund Responsibility. Fund shall perform, execute, acknowledge and deliver or cause to be performed, executed, acknowledged and delivered all such further and other acts, documents, instruments and assurances as Transfer Agent may reasonably require in order to carry out or perform its obligations under this Agreement.

2.7 Scope of Agency.

(a)

Transfer Agent shall act solely as agent for Fund under this Agreement and owes no duties hereunder to any other person. Transfer Agent undertakes to perform the duties and only the duties that are specifically set forth in this Agreement, and no implied covenants or obligations shall be read into this Agreement against Transfer Agent.

(b)

Transfer Agent may rely upon, and shall be protected in acting or refraining from acting in good faith reliance upon, (i) any communication from Fund, any predecessor transfer agent or co-transfer agent or any registrar (other than Agent), predecessor registrar or co-registrar; (ii) any instruction, notice, request, direction, consent, report, certificate, opinion or other instrument, paper, document or electronic transmission believed in good faith by Transfer Agent to be genuine and to have been signed or given by the proper party or parties; (iii) any guaranty of signature by an “eligible guarantor institution” that is a member or participant in the Securities Transfer Agents Medallion Program or other comparable “signature guarantee program” or insurance program in addition to, or in substitution for, the foregoing; or (iv) any instructions received through Direct Registration System/Profile. In addition, Transfer Agent is authorized to refuse to make any transfer that it determines in good faith not to be in good order.

(c)

From time to time, Fund may provide Transfer Agent with instructions concerning the Services. Further, Transfer Agent may apply to any Authorized Person for instruction, and may consult with legal counsel for Agent or Fund with respect to any matter arising in connection with the Services. Transfer Agent and its agents and subcontractors shall not be liable and shall be indemnified by Fund under Section 9.2 of this Agreement for any action taken or omitted by Transfer Agent in good faith reliance upon any Fund instructions or upon the advice or opinion of such counsel. Fund shall promptly provide Transfer Agent with an updated board resolution and/or certificate of incumbency regarding any change of authority for any Authorized Person. Transfer Agent shall not be held to have notice of any change of authority of any Authorized Person, until receipt of written notice thereof from Fund.

(d)

Compliance with Laws. Transfer Agent is obligated and agrees to comply with all applicable U.S. federal, state and local laws and regulations, codes, orders and government rules in the performance of its duties under this Agreement.

2.8 Additional Funds. To the extent that a Fund is added to Schedule A after the Effective Date, such Fund is a Fund for all purposes of this Agreement and is bound by all terms and conditions and provisions of this Agreement, including, without limitation, the representations and warranties of Funds set forth herein.

2.9 Amendment to Schedule A. The parties agree to amend Exhibit A to reflect the most updated information regarding Funds and Shares relevant to this Agreement. The parties agree that notwithstanding Section 15.4 of this Agreement, Schedule A may be amended without an executed written amendment if an Authorized Person delivers by email to Transfer Agent’s Relationship Manager a copy of an amended and restated Schedule A, dated as of the date such amended and restated Schedule A is intended to be effective, and a member of Transfer Agent’s Relationship Management team acknowledges in a responding email that the amended and restated Schedule A has been received. To the extent Schedule A is amended to add a Fund, Fund must provide Transfer Agent with the documents listed in Section 2.2 of this Agreement in relation to such Fund on a timeline mutually agreed by the parties.

2.10 Rule 38a-1 Compliance Program. Transfer Agent will maintain written policies and procedures reasonably designed to prevent violations of the Federal Securities Laws, as that term is defined in Rule 38a-1, adopted by the Securities and Exchange Commission under the Investment Company Act of 1940, as amended (“Rule 38a-1”) with respect to the Services. On a quarterly basis, Transfer Agent will provide to Fund a certification certifying compliance with its responsibilities as Transfer Agent to the Funds under Rule 38a-1 or highlighting any material issue potentially impacting Transfer Agents services to the Funds. Upon Fund’s request, Transfer Agent will provide Fund with a summary of its policies and procedures in connection with Fund’s compliance with Rule 38a-1 and will provide such explanations of its policies and procedures as Fund may reasonably request. To the extent Transfer Agent makes any material changes to its written policies and procedures in order to address changing regulatory and industry developments that would impact Fund’s compliance with Rule 38a-1, Transfer Agent will notify Fund of any such changes in a timely manner. At least annually, Transfer Agent will also provide Fund a copy of third party audit reposts evaluating the Services (e.g. SSAE 18s or SOC 1s) and a copy of Transfer Agent’s annual assessment or review of Transfer Agent’s compliance programs.

2.11 Anti-Money Laundering; Office of Foreign Asset Control. Transfer Agent will comply with any laws or regulations relating to anti-money laundering applicable to Transfer Agent with respect to Fund’s Shareholders, including compliance with Office of Foreign Assets Control (“OFAC”) laws or regulations, currency transaction reporting laws and regulations and suspicious activity reporting and recordkeeping requirements, by adopting appropriate compliance policies, procedures, and internal controls. Compliance with OFAC laws or regulations will include periodic screening of the Funds’ Shareholders against updated OFAC lists. The results of the screening will be provided to the Fund in monthly management report certifications. An annual OFAC attestation will also be provided by the Transfer Agent to the Fund regarding OFAC-related screening results over the prior year.

3. STANDARD SERVICES.

3.1 Share Services. Transfer Agent shall perform the Services set forth in the Fee and Service Schedule (“Fee and Service Schedule”) attached hereto and incorporated herein. Further, Transfer Agent shall issue and record Shares as authorized, hold Shares in the appropriate Account, and effect transfers of Shares upon receipt of appropriate documentation.

3.2 Replacement Shares. Transfer Agent shall issue replacement Shares for those certificates alleged to have been lost, stolen or destroyed, upon receipt by Transfer Agent of an open penalty surety bond satisfactory to it and holding it and Fund harmless, absent notice to Agent that such certificates have been acquired by a bona fide purchaser. Transfer Agent may, at its option, issue replacement Shares for mutilated certificates upon presentation thereof without such indemnity. Transfer Agent may, at its sole option, accept indemnification from Fund to issue replacement Shares for those certificates alleged to have been lost, stolen or destroyed in lieu of an open penalty bond. Transfer Agent shall charge Shareholders an administrative fee for replacement of lost certificates, which shall be charged only once in instances where a single surety bond obtained covers multiple certificates. Transfer Agent may receive compensation, including in the form of surety premiums, for administrative services provided in connection with surety programs offered to Shareholders.

3.3 Internet Services. Transfer Agent shall make available to Fund and Shareholders, through its web sites, including but not limited to www.computershare.com (collectively, “Web Site”), online access to certain Account and Shareholder information and certain transaction capabilities (“Internet Services”), subject to Transfer Agent’s security procedures and the terms and conditions set forth herein and on the Web Site. Transfer Agent provides Internet Services “as is,” on an “as available” basis, and hereby specifically disclaims any and all representations or warranties, express or implied, regarding such Internet Services, including any implied warranty of merchantability or fitness for a particular purpose and implied warranties arising from course of dealing or course of performance. Transfer Agent shall at all times use reasonable care in performing Internet Services under this Agreement.

3.4 Proprietary Information. Fund agrees that the databases, programs, screen and report formats, interactive design techniques, Internet Services, software (including methods or concepts used therein, source code, object code, or related technical information) and documentation manuals furnished to Fund by Transfer Agent as part of the Services are under the control and ownership of Transfer Agent or a third party (including its affiliates) and constitute copyrighted, trade secret, or other proprietary information (collectively, “Proprietary Information”). Shareholder Data is not Proprietary Information. Fund agrees that Proprietary Information is of substantial value to Transfer Agent or other third party and will treat all Proprietary Information as confidential in accordance with Section 11 of this Agreement. Fund shall take reasonable efforts to advise its relevant employees and agents of its obligations pursuant to this Section 3.4.

3.5 Third Party Content. Transfer Agent may provide real-time or delayed quotations and other market information and messages (“Market Data”), which Market Data is provided to Transfer Agent by certain third parties who may assert a proprietary interest in Market Data disseminated by them but do not guarantee the timeliness, sequence, accuracy or completeness thereof. Fund agrees and acknowledges that Transfer Agent shall not be liable in any way for any loss or damage arising from or occasioned by any inaccuracy, error, delay in, omission of, or interruption in any Market Data or the transmission thereof.

3.6 Lost Shareholders; In-Depth Shareholder Search.

(a)

Transfer Agent shall conduct such database searches to locate lost Shareholders as are required by Rule 17Ad-17 under the Securities Exchange Act of 1934, as amended (“1934 Act”), without charge to the Shareholder. If a new address is so obtained in a database search for a lost Shareholder, Transfer Agent shall conduct a verification mailing and update its records for such Shareholder accordingly.

(b)

Computershare may facilitate the performance of a more in-depth search for the purpose of (i) locating lost Shareholders for whom a new address is not obtained in accordance with clause (a) above, (ii) identifying Shareholders who are deceased (or locating the deceased Shareholder’s estate representative, heirs or other party entitled to act with respect to such Shareholder’s account (“Authorized Representative”)), and (iii) locating Shareholders whose Accounts contain an uncashed check older than 180 days, in each case using the services of a locating service provider selected by Computershare, which service provider may be an affiliate of Computershare. Such provider may compensate Computershare for processing and other services that Computershare provides in connection with such in-depth search, including providing Computershare a portion of its service fees.

(c)

Upon locating any Shareholder (or such Shareholder’s Authorized Representative) pursuant to clause (b) above, the locating service provider shall clearly identify to such Shareholder (or such Shareholder’s Authorized Representative) all assets held in such Shareholder’s account. Such provider shall inform any such located Shareholders (or such Shareholder’s Authorized Representative) that such Shareholder (or such Shareholder’s Authorized Representative) may choose either (i) to contact Transfer Agent directly to obtain the assets in such account, at no charge other than any applicable fees to replace lost certificates, if applicable, or (ii) to use the services of such provider for a processing fee, which may not exceed 20% of the asset value of such Shareholder’s property where the registered Shareholder is living, deceased, or not a natural person; provided that in no case shall such fee exceed the maximum statutory fee permitted by the applicable state jurisdiction. If Fund selects a locating service provider other than one selected by Computershare, then Transfer Agent shall not be responsible for the terms of any agreement between such provider and Fund and additional fees may apply.

(d)

Pursuant to Section 2.7(c) of this Agreement, Fund hereby authorizes and instructs Transfer Agent to provide a Shareholder file or list of those Shareholders not located following the required Rule 17Ad-17 searches to any service provider administering any in-depth shareholder location program on behalf of Transfer Agent or Fund.

4. PLAN SERVICES.

4.1 Trust Company shall perform all services under the Plans, as the administrator of such Plans, with the exception of payment processing for which Computershare has been appointed as agent by Fund, and certain other services that Trust Company may subcontract to Computershare as permitted by applicable law (e.g., ministerial services).

4.2 Transfer Agent shall act as agent for Shareholders pursuant to the Plans in accordance with the terms and conditions of such Plans.

5. COMPUTERSHARE DIVIDEND DISBURSING AND PAYMENT SERVICES.

5.1 Declaration of Dividends. Upon receipt of written notice from an Authorized Person declaring the payment of a dividend, Computershare shall disburse such dividend payments to Shareholders provided that Fund furnishes Computershare with sufficient funds one day in advance of the applicable payable date. The payment of such funds to Computershare for the purpose of being available for the payment of dividends from time to time is not intended by Fund to confer any rights in such funds on Shareholders whether in trust, contract, or otherwise.

5.2 Stop Payments. Fund hereby authorizes Computershare to stop payment of checks issued in payment of sales proceeds and of dividends, if applicable, but not presented for payment, when the payees thereof allege either that they have not received the checks or that such checks have been mislaid, lost, stolen, destroyed or, through no fault of theirs, are otherwise beyond their control and cannot be produced by them for presentation and collection, and Computershare shall issue and deliver duplicate checks in replacement thereof, and Fund shall indemnify Transfer Agent against any loss or damage resulting from reissuance of the checks.

5.3 Tax Withholding. Fund hereby authorizes Computershare to deduct from all payments of sales proceeds and of dividends declared by Fund and disbursed by Computershare to Shareholders, if applicable, the tax required to be withheld pursuant to Sections 1441, 1442, 1445, 1471 through 1474, and 3406 of the Internal Revenue Code of 1986, as amended, or by any federal or state statutes subsequently enacted, and to make the necessary returns and payment of such tax to the relevant taxing authority. Fund will provide withholding and reporting instructions to Computershare from time to time as relevant, and upon request of Computershare.

5.4 Plan Payments. If applicable, Fund hereby authorizes Computershare to receive all payments made to Fund (i.e., optional cash purchases) or Transfer Agent under the Plans and make all payments required to be made under such Plans, including all payments required to be made to Fund. For optional cash purchases, in the event funds are unavailable for any reason (including, without limitation, due to a rejection or reversal of the payment), Computershare shall sell the Shares purchased and any gain thereon shall accrue to Computershare.

5.5 Bank Accounts. All funds received by Computershare under this Agreement that are to be distributed or applied by Computershare in the performance of Services (the “Monies”) shall be held by Computershare as agent for Fund and deposited in one or more bank accounts to be maintained by Computershare in its name as agent for Fund. Until paid pursuant to this Agreement, Computershare may hold or invest the Monies through such Accounts in: (a) obligations of, or guaranteed by, the United States of America; (b) commercial paper obligations rated A-1 or P-1 or better by Standard & Poor’s Corporation (“S&P”) or Moody’s Investors Service, Inc. (“Moody’s”), respectively; (c) AAA rated money market funds that comply with Rule 2a-7 of the Investment Company Act of 1940; or (d) demand deposit accounts, short term certificates of deposit, bank repurchase agreements or bankers’ acceptances, of commercial banks with Tier 1 capital exceeding $1 billion or with an average rating above investment grade by S&P (LT Local Issuer Credit Rating), Moody’s (Long Term Rating) and Fitch Ratings, Inc. (LT Issuer Default Rating) (each as reported by Bloomberg Finance L.P.). Computershare shall have no responsibility or liability for any diminution of the Monies that may result from any deposit or investment made by Computershare in accordance with this paragraph, including any losses resulting from a default by any bank, financial institution or other third party. Computershare may from time to time receive interest, dividends or other earnings in connection with such deposits or investments. Computershare shall not be obligated to pay such interest, dividends or earnings to Fund, any Shareholder or any other party.

6. ADDITIONAL SERVICES. To the extent that Fund elects to engage any entity other than Transfer Agent (“Vendor”) to provide any additional services (e.g., plans, restricted stock, corporate actions, etc.), Fund shall give Transfer Agent or its affiliates an opportunity to bid on such services upon the same terms and conditions as Vendor.

7. FEES AND EXPENSES.

7.1 Fee and Service Schedules. Fund agrees to pay Transfer Agent the fees and expenses for Services performed pursuant to this Agreement as set forth in the Fee and Service Schedule. At least ninety (90) days before the expiration of the Initial Term (as defined below) or a Renewal Term (as defined below), whichever is applicable, the parties to this Agreement will agree upon a new fee schedule for the upcoming Renewal Term. If no new fee schedule is agreed upon, the fees will increase as set forth in the Term Section of the Fee and Service Schedule.

7.2 Out-of-Balance Conditions. If any out-of-balance condition caused by Fund or any of its prior agents arises during any term of this Agreement, Fund will, promptly upon Transfer Agent’s request, provide Transfer Agent with funds or Shares sufficient to resolve the out-of-balance condition.

7.3 Invoices. Fund agrees to pay all fees and expenses within 30 days of the date of the respective billing notice, except for any fees or expenses that are subject to good faith dispute. In the event of such dispute, Fund must promptly notify Transfer Agent of such dispute and may only withhold that portion of the fee or expense subject to such dispute. Fund shall settle such disputed amounts within five (5) business days of the date on which the parties agree on the amount to be paid by payment of the agreed amount. If no agreement is reached, then such disputed amounts shall be settled as may be required by law or legal process.

7.4 Late Payments.

(a)

If any undisputed amount in an invoice of Transfer Agent is not paid within 30 days after the date of such invoice, Transfer Agent may charge Fund interest thereon (from the due date to the date of payment) at a monthly rate equal to one and a half percent (1.5%). Notwithstanding any other provision hereof, such interest rate shall be no greater than permitted under applicable law.

(b)

The failure by Fund to (i) pay the undisputed portion of an invoice within 90 days after the date of such invoice or (ii) timely pay the undisputed portions of two consecutive invoices shall constitute a material breach of this Agreement by Fund. Notwithstanding terms to the contrary in Section 12.2 below, Transfer Agent may terminate this Agreement for such material breach immediately and shall not be obligated to provide Fund with 30 days to cure such breach.

7.5 Transaction Taxes. Fund is responsible for all taxes, levies, duties, and assessments levied on Services purchased under this Agreement (collectively, “Transaction Taxes”). Computershare is responsible for collecting and remitting Transaction Taxes in all jurisdictions in which Computershare is registered to collect such Transaction Taxes. Computershare shall invoice Fund for such Transaction Taxes that Computershare is obligated to collect upon the furnishing of Services. Fund shall pay such Transaction Taxes according to the terms in Section 7.3. Computershare shall timely remit to the appropriate governmental authorities all such Transaction Taxes that Computershare collects from Fund. To the extent that Fund provides Computershare with valid exemption certificates, direct pay permits, or other documentation that exempts Computershare from collecting Transaction Taxes from Fund, invoices issued for Services provided after Computershare’s receipt of such certificates, permits, or other documentation will not reflect exempted Transaction Taxes. Computershare is solely responsible for the payment of all personal property taxes, franchise taxes, corporate excise or privilege taxes, property or license taxes, taxes relating to Computershare’s personnel, and taxes based on Computershare’s net income or gross revenues relating to Services.

8. REPRESENTATIONS AND WARRANTIES.

8.1 Transfer Agent. Transfer Agent represents and warrants to Fund that:

(a)

Governance. Trust Company is a federally chartered trust company duly organized, validly existing, and in good standing under the laws of the United States and Computershare is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and each has full power, authority and legal right to execute, deliver and perform this Agreement; and

(b)

Compliance with Laws. The execution, delivery and performance of this Agreement by Transfer Agent has been duly authorized by all necessary action, constitutes a legal, valid and binding obligation of Transfer Agent enforceable against Transfer Agent in accordance with its terms, will not require the consent of any third party that has not been given, and will not violate, conflict with or result in the breach of any material term, condition or provision of (i) any existing law, ordinance, or governmental rule or regulation to which Transfer Agent is subject, (ii) any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority applicable to Transfer Agent, (iii) Transfer Agent’s incorporation documents or by-laws, or (iv) any material agreement to which Transfer Agent is a party.

(c)

Trust Company is duly registered as a transfer agent under Section 17A(c)(2) of the Securities Exchange Act of 1934, as amended, and it will remain so registered for the duration of this Agreement. It will promptly notify the Fund in the event of any material change in its status as a registered transfer agent.

(d)	Trust Company has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.

8.2 Fund. Fund represents and warrants to Transfer Agent that:

(a)

Governance. It is duly organized, validly existing and in good standing under the laws of its state of domicile, and it has full power, authority and legal right to enter into and perform this Agreement;

(b)

Compliance with Laws. The execution, delivery and performance of this Agreement by Fund has been duly authorized by all necessary action, constitutes a legal, valid and binding obligation of Fund enforceable against Fund in accordance with its terms, will not require the consent of any third party that has not been given, and will not violate, conflict with or result in the breach of any material term, condition or provision of (i) any existing law, ordinance, or governmental rule or regulation to which Fund is subject, (ii) any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority applicable to Fund, (iii) Fund’s organizational documents or by-laws, (iv) any material agreement to which Fund is a party, or (v) any applicable stock exchange rules;

(c)

Securities Laws. Registration statements under the 1933 Act and the 1934 Act have been filed and are currently effective, or will be effective prior to the sale of any Shares, and will remain so effective, and all appropriate state securities law filings have been made with respect to all Shares being offered for sale except for any Shares which are offered in a transaction or series of transactions which are exempt from the registration requirements of the 1933 Act, 1934 Act and state securities laws; Fund will immediately notify Transfer Agent of any information to the contrary;

(d)

Shares. The Shares issued and outstanding on the date hereof have been duly authorized, validly issued and are fully paid and are non-assessable; and any Shares to be issued hereafter, when issued, shall have been duly authorized, validly issued and fully paid and will be non-assessable; and

(e)

Facsimile Signatures. The use of facsimile signatures by Transfer Agent in connection with the countersigning and registering of Share certificates has been duly authorized by Fund and is valid and effective.

9. INDEMNIFICATION AND LIMITATION OF LIABILITY.

9.1 Standard of Care and Liability. Transfer Agent shall at all times act in good faith and agrees to use its best efforts within reasonable limits to ensure the accuracy of all Services performed under this Agreement. Transfer Agent shall only be liable for any loss or damage as a result of Transfer Agent’s gross negligence or willful misconduct; provided that any liability of Transfer Agent will be limited in the aggregate to the ongoing account management fees paid hereunder by Fund to Transfer Agent during the twelve (12) months immediately preceding the event for which recovery from Transfer Agent is being sought.

9.2 Indemnity. Fund shall indemnify and hold Transfer Agent harmless from and against, and Agent shall not be responsible for, any and all losses, claims, damages, costs, charges, counsel fees and expenses, payments, expenses and liability (collectively, “Losses”) arising out of or attributable to Transfer Agent’s duties under this Agreement or this appointment, including the reasonable costs and expenses of defending itself against any Loss or enforcing this Agreement, except for any liability of Agent as set forth in Section 9.1 above.

10. DAMAGES. Notwithstanding anything in this Agreement to the contrary, neither party shall be liable to the other for any incidental, indirect, special or consequential damages of any nature whatsoever, including, but not limited to, loss of anticipated profits, occasioned by a breach of any provision of this Agreement even if apprised of the possibility of such damages.

11. CONFIDENTIALITY.

11.1 Use and Disclosure. All Confidential Information of a party will be held in confidence by the other party with at least the same degree of care as such party protects its own confidential or proprietary information of like kind and import, but not less than a reasonable degree of care. Neither party will disclose in any manner Confidential Information of the other party in any form to any person or entity without the other party’s prior consent. However, each party may disclose relevant aspects of the other party’s Confidential Information to its officers, affiliates, agents, subcontractors and employees to the extent reasonably necessary to perform its duties and obligations under this Agreement and such disclosure is not prohibited by applicable law. Without limiting the foregoing, each party will implement physical and other security measures and controls designed to protect (a) the security and confidentiality of Confidential Information; (b) against any threats or hazards to the security and integrity of Confidential Information; and (c) against any unauthorized access to or use of Confidential Information. To the extent that a party delegates any duties and responsibilities under this Agreement to an agent or other subcontractor, the party ensures that such agent and subcontractor are contractually bound to confidentiality terms consistent with the terms of this Section 11.

11.2 Required or Permitted Disclosure. In the event that any requests or demands are made for the disclosure of Confidential Information, other than requests to Transfer Agent for Shareholder records pursuant to subpoenas from state or federal government authorities (e.g., probate, divorce and criminal actions), the party receiving such request will promptly notify the other party to secure instructions from an authorized officer of such party as to such request and to enable the other party the opportunity to obtain a protective order or other confidential treatment, unless such notification is otherwise prohibited by law or court order. Each party expressly reserves the right, however, to disclose Confidential Information to any person whenever it is advised by counsel that it may be held liable for the failure to disclose such Confidential Information or if required by law or court order.

11.3 Unauthorized Disclosure. As may be required by law and without limiting any party’s rights in respect of a breach of this Section 11, each party will promptly:

(a)	notify the other party in writing of any unauthorized possession, use or disclosure of the other party’s Confidential Information by any person or entity that may become known to such party;

(b)	furnish to the other party full details of the unauthorized possession, use or disclosure; and

(c)	use commercially reasonable efforts to prevent a recurrence of any such unauthorized possession, use or disclosure of Confidential Information.

11.4 Costs. Each party will bear the costs it incurs as a result of compliance with this Section 11.

12. TERM AND TERMINATION.

12.1 Term. The initial term of this Agreement shall be three (3) years from the Effective Date (“Initial Term”) unless terminated pursuant to the provisions of this Section 12. This Agreement will renew automatically from year to year (each a “Renewal Term”), unless a terminating party gives written notice to the other party not less than ninety (90) days before the expiration of the Initial Term or Renewal Term, whichever is in effect.

12.2 Termination for Cause. This Agreement may be terminated at any time by any party (i) upon a material breach of a representation, covenant or term of this Agreement by any other party which is not cured within thirty (30) days after receipt of written notice thereof from the terminating party or (ii) if any proceeding in bankruptcy, reorganization, receivership or insolvency is commenced by or against any other party, such other party shall become insolvent or shall cease paying its obligations as they become due or such other party shall make any assignment for the benefit of its creditors.

12.3 Fees and Expenses. Upon termination or expiration of this Agreement for any reason, including any termination of this Agreement with respect to any Fund, or termination due to liquidation, Fund shall pay to Transfer Agent on or before the effective date of such termination or expiration (a) all fees and expenses due and payable to Transfer Agent up to and including the date of such termination or expiration, and (b) in connection with the movement of records, materials, and services to Fund or the successor agent, (i) all reasonable expenses and (ii) a conversion fee in an amount equal to 10% of the aggregate fees (not including expenses) incurred by Fund during the immediately preceding twelve (12) month period, for the standard conversion services listed on the attached Schedule B to this Agreement; provided, however, the fee under this Section 12.3(b)(ii) shall in no event be less than $5,000.00. In the event any of the extended conversion services listed on Schedule B are requested by Fund, the fee for each extended conversion service will be $2,500.00.

12.4 Early Termination. Notwithstanding anything in this Agreement to the contrary, if this Agreement is terminated prior to the expiration of the then-current term (a) by Fund for any reason other than pursuant to Section 12.2 above, including but not limited to, Fund’s liquidation, acquisition, merger or restructuring, or (b) by Transfer Agent pursuant to Section 12.2 above, then, in addition to the payments required in Section 12.3 above, Fund shall pay to Transfer Agent all fees accelerated through the end of, and including all months that would have remained in, the then-current term at the time of termination. Such fees will be calculated using the rates, volumes, and Services in effect as of the termination date. If Fund does not provide notice of early termination within the time period referenced in Section 12.1 above, Transfer Agent shall make a good faith effort, but cannot guarantee, to convert Fund’s records on the date requested by Fund.

13. ASSIGNMENT. Neither this Agreement nor any rights or obligations hereunder may be assigned by Fund or Transfer Agent without the written consent of the other, such consent not to be unreasonably withheld; provided, however, that Transfer Agent may, without further consent of Fund, assign any of its rights and obligations hereunder to any affiliated transfer agent registered under Rule 17Ac2-1 promulgated under the 1934 Act.

14. SUBCONTRACTORS AND UNAFFILIATED THIRD PARTIES.

14.1 Subcontractors. Transfer Agent may, without further consent of Fund, subcontract with (a) any affiliates, or (b) unaffiliated subcontractors for such services as may be required from time to time (e.g., lost shareholder searches, escheatment, telephone and mailing services); provided, however, that Transfer Agent shall be as fully responsible to Fund for the acts and omissions of any subcontractor as it is for its own acts and omissions under this Agreement.

14.2 Unaffiliated Third Parties. Nothing herein shall impose any duty upon Transfer Agent in connection with or make Transfer Agent liable for the actions or omissions to act of unaffiliated third parties (other than subcontractors referenced in Section 14.1 of this Agreement) such as, by way of example and not limitation, airborne services, delivery services, the U.S. mails, and telecommunication companies, provided, if Transfer Agent selected such company, Transfer Agent exercised due care in selecting the same.

15. MISCELLANEOUS.

15.1 Notices. Any notice or communication by Transfer Agent or Fund to the other pursuant to this Agreement is duly given if in writing and delivered in person or sent by overnight delivery service or first class mail, postage prepaid, to the other’s address:

If to Fund:	[COMPANY NAME] [COMPANY CONTACT INFORMATION]

If to Transfer Agent:	Computershare Trust Company, N.A. 250 Royall Street Canton, MA 02021 Attn: General Counsel

15.2 No Expenditure of Funds. No provision of this Agreement shall require Transfer Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of its rights if it shall believe in good faith that repayment of such funds or adequate indemnification against such risk or liability is not reasonably assured to it.

15.3 Successors. All the covenants and provisions of this Agreement by or for the benefit of Fund or Transfer Agent shall bind and inure to the benefit of their respective successors and assigns hereunder.

15.4 Amendments. This Agreement may be amended or modified by a written amendment executed by the parties hereto and, to the extent required, authorized by a resolution of the Board of Directors of Fund.

15.5 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

15.6 Governing Law; Jurisdiction. This Agreement shall be governed by the laws of the State of New York, without regard to principles of conflicts of law. The parties irrevocably (a) submit to the non-exclusive jurisdiction of any New York State court sitting in New York City or the United States District Court for the Southern District of New York in any action or proceeding arising out of or relating to this Agreement, (b) waive, to the fullest extent they may effectively do so, any defense based on inconvenient forum, improper venue or lack of jurisdiction to the maintenance of any such action or proceeding, and (c) waive all right to trial by jury in any action, proceeding or counterclaim arising out of this Agreement or the transactions contemplated hereby. Transfer Agent shall not be required hereunder to comply with the laws or regulations of any country other than the United States of America or any political subdivision thereof. Transfer Agent may consult with foreign counsel, at Fund’s expense, to resolve any foreign law issues that may arise as a result of Fund or any other party being subject to the laws or regulations of any foreign jurisdiction.

15.7 Force Majeure. Notwithstanding anything to the contrary contained herein, Transfer Agent shall not be liable for any delays or failures in performance resulting from acts beyond its reasonable control including, without limitation, acts of God, terrorist acts, shortage of supply, breakdowns or malfunctions, interruptions or malfunction of computer facilities, or loss of data due to power failures or mechanical difficulties with information storage or retrieval systems, labor difficulties, war, or civil unrest.

15.8 Third Party Beneficiaries. The provisions of this Agreement are intended to benefit only Transfer Agent, Fund and their respective permitted successors and assigns. No rights shall be granted to any other person by virtue of this Agreement, and there are no third party beneficiaries hereof.

15.9 Survival. All provisions regarding indemnification, warranty, liability and limits thereon, compensation and expenses and confidentiality and protection of proprietary rights and trade secrets shall survive the termination or expiration of this Agreement.

15.10 Priorities. In the event of any conflict, discrepancy, or ambiguity between the terms and conditions contained in this Agreement and any schedules or attachments hereto, the terms and conditions contained in this Agreement shall take precedence.

15.11 Merger of Agreement. This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof, whether oral or written.

15.12 No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by all parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

15.13 Descriptive Headings. Descriptive headings contained in this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

15.14 Counterparts. This Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. A signature to this Agreement executed and/or transmitted electronically shall have the same authority, effect, and enforceability as an original signature.

16. LIMITATION OF LIABILITY. For each Fund that is a Massachusetts business trust, the Fund’s Declaration of Trust is on file with the Secretary of The Commonwealth of Massachusetts. This Agreement is executed on behalf of each such Fund by the Fund’s officers as officers and not individually. The obligations imposed upon each such Fund by this Agreement are not binding upon any of the Fund’s Trustees, officers or shareholders individually but are binding only upon the assets and property of the Fund.

[The remainder of page intentionally left blank.]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by one of its officers thereunto duly authorized, all as of the Effective Date.

Computershare Inc. and Computershare Trust Company, N.A.		On behalf of each of the Nuveen closed-end investment companies listed on Schedule A hereto

By:	/s/ Martin J. McHale, Jr.	By:	/s/ Tina M. Lazar
Name:	Martin J. McHale, Jr.	Name:	Tina M. Lazar
Title:	President, U.S. Equity Services	Title:	Managing Director

[SIGNATURE PAGE TO TRANSFER AGENCY AND SERVICE AGREEMENT]

Schedule A

NUVEEN CLOSED-END FUNDS

Fund Name	CPU COY	Cusip
Nuveen Municipal Value Fund	NUV	670928100
Nuveen CA Municipal Value Fund	NCA	67062C107
Nuveen NY Municipal Value Fund	NNY	67062M105
Nuveen Municipal Income Fund	NMI	67062J102
Nuveen PA Quality Municipal Income Fund	NQP	670972108
Nuveen MI Quality Income Municipal Fund	NUM	670979103
Nuveen OH Quality Municipal Income Fund	NUO	670980101
Nuveen TX Quality Municipal Income Fund	NTX	670983105
Nuveen Select Tax-Free Income Portfolio	NXP	67062F100
Nuveen Select Tax-Free Income Portfolio 2	NXQ	67063C106
Nuveen CA Select Tax-Free Inc Portfolio	NXC	67063R103
Nuveen Ins NY Select Tax-Free Inc Portfolio	NXN	67063V104
Nuveen Select Tax-Free Income Portfolio 3	NXR	67063X100
Nuveen Select Maturities Municipal Fund	NIM	67061T101
Nuveen Enhanced AMT-Free Municipal Credit Opportunites Fund	NVG	67071L106
Nuveen Municipal Credit Income Fund	NZF	67070X101
Nuveen AMT-Free Municipal Income Fund	NEA	670657105
Nuveen NY AMT-Free Quality Municipal Income Fund	NRK	670656107
Nuveen CA AMT-Free Quality Municipal Income Fund	NKX	670651108
Nuveen Floating Rate Income Fund	JFR	67072T108
Nuveen Floating Rate Income Opportunity Fund	JRO	6706EN100
Nuveen AZ Quality Municipal Income Fund	NAZ	67061W104
Nuveen MD Quality Municipal Income Fund	NMY	67061Q107
Nuveen MA Quality Municipal Income Fund	NMT	67061E104
Nuveen VA Quality Municipal Income Fund	NPV	67064R102
Nuveen CT Quality Municipal Income Fund	NTC	67060D107
Nuveen MO Quality Municipal Income Fund	NOM	67060Q108
Nuveen NC Quality Municipal Income Fund	NNC	67060P100
Nuveen Dividend Advantage Municipal Fund	NAD	67066V101
Nuveen NY Quality Municipal Income Fund	NAN	67066X107
Nuveen CA Dividend Advantage Municipal Fund	NAC	67066Y105
Nuveen Senior Income Fund	NSL	67067Y104
Nuveen NJ Quality Municipal Income Fund	NXJ	67069Y102
Nuveen Real Estate Income Fund	JRS	67071B108
Nuveen GA Quality Municipal Income Fund	NKG	67072B107
Nuveen Quality Preferred Income Fund 2	JPS	67072C105
Nuveen Preferred and Convertible Income Fund	JPC	67073B106
Nuveen Preferred and Convertible Income Fund 2	JQC	67073D102
Nuveen Diversified Dividend and Income Fund	JDD	6706EP105
Nuveen Municipal High Income Opportunity Fund	NMZ	670682103
Nuveen Tax-Advantaged Total Return Strategy Fund	JTA	67090H102
Nuveen S&P 500 Buy-Write Income Fund	JPZ	6706ER101

Fund Name	CPU COY	Cusip
Nuveen S&P 500 Dynamic Overwrite Fund	JPG	6706EW100
Nuveen Core Equity Alpha Fund	JCE	67090X107
Nuveen Tax-Advantaged Dividend Growth Fund	JTD	67073G105
Nuveen Municipal Value Fund 2	NUW	670695105
Nuveen NY Municipal Value Fund 2	NYVF	670706100
Nuveen CA Municipal Value Fund 2	NCB	6706EB106
Nuveen PA Municipal Value Fund	NPN	67074K105
Nuveen NJ Municipal Value	NJV	670702109
Nuveen Enhanced Municipal Value Fund	NEVF	67074M101
Nuveen Mortgage Opportunity Term Fund	JLS	670735109
Nuveen Mortgage Opportunity Term Fund 2	JMT	67074R100
Nuveen Build America Bond Fund	NBB	67074C103
Nuveen Build America Bond Opportunity Fund	NBDF	67074Q102
Nuveen NASDAQ 100 Dynamic Overwrite Fund	QQQF	670699107
Nuveen Energy MLP Total Return Fund	JMF	67074U103
Nuveen Short Duration Credit Opportunity Fund	JSD	67074X107
Nuveen Real Asset Income and Growth Fund	JRI	67074Y105
Nuveen Preferred and Income Term Fund	JPI	67075A106
Nuveen Intermediate Duration Municipal Term Fund	NID	670671106
Nuveen Intermediate Duration Quality Municipal Term Fund	NIQ	670677103
Nuveen All Cap Energy MLP Opportunities Fund	JMLP	67075 E108
Nuveen Multi-Market Income Fund	JMM	67075J107
Diversified Real Asset Income	DRA	25533B108
Nuveen MN Quality Municipal Income Fund	NMS	670734102
Nuveen Global High Income Fund	JGH	67075G103
Nuveen Dow 30 Dynamic Overwrite Fund	DIAX	67075F105
Nuveen High Income 2020 Target Fund	JHY	67075L102
Nuveen High Income Dec 2018 Target Term	JHA	67075P103
Nuveen Municipal 2021 Target Term Fund	NHA	670687102
Nuveen High Income Nov 2021 Target Term	JHB	67077N106
Nuveen High Income Dec 2019 Target Term	JHD	6 7076E107
Nuveen Preferred & Income 2022 Term Fund	JPT	67075T105
Nuveen Credit Opportunity 2022 Target Term Fund	JCO	67075U102
Nuveen JFRT Term Preferred Shares Series 2027	JFRT	67072TAD0
Nuveen JROT Term Preferred Shares Series 2027	JROT	6706ENAC4
Nuveen NADR Var Rate MuniFund Term 2018	NADR	67066V838
Nuveen Var Rate Munifund Term PFD 2019-1	NADT	67066V820
Nuveen NEAR Var Rate MuniFund Term 2018	NEAR	670657840
Nuveen Variable Rate MuniFund Series 2018	NIQP	670677111
Nuveen NUM Var Rate MuniFund Series 2019	NUMW	670979806
Nuveen NZF Var Rate MuniFund Term Pfd 2019	NZFW	67070X853
Nuveen NAD Variable Rate MuniFund Term Pfd 2019	VNAD	67066V887
Nuveen NAN Variable Rate MuniFund Term Pfd 2019	VNAN	67066X800
Nuveen NAZ Var Rate MuniFund Pfd 2019	VNAZ	67061W807
Nuveen NEA Variable Rate MuniFund 2019	VNEA	670657873
Nuveen Variable Rate MuniFund Term Pfd Series 2018	VNID	670671304
Nuveen VNKG Var Rate MuniFund Term 2019	VNKG	67072B883
Nuveen NMS Variable Rate MuniFund Term Pfd 2019	VNMS	670734409

Fund Name	CPU COY	Cusip
Nuveen NMY Variable Rate MuniFund Term Pfd 2019	VNMY	67061Q867
Nuveen NNC Variable Rate MuniFund Term Pfd 2019	VNNC	67060P878
Nuveen VNQP Var Rate MuniFund Term 2019	VNQP	670972868
Nuveen VNTC Var Rate MuniFund Term 2019	VNTC	67060D859
Nuveen JFRP Term Pfd Shares 2019	JFRP	67072TAA6
Nuveen JROP Term Pfd Shr Series 2023	JROP	6706ENAA8
Nuveen NAC Variable Rate MuniFund Term Preferred 2019	NACV	67066Y857
Nuveen Variable Rate MuniFund Term Pfd Series 2018	NMZX	670682806
Nuveen Munifund Variable Rate Preferred Series 2018	NOMV	67060Q405
Nuveen NSL Term Preferred Shares Series 2021	NSLP	67067YAA2
Nuveen JSD Term Preferred Shares Series 2020	PJSD	67074XAA5
Nuveen NHA Variaple Rate Munifund Term Preferred Series 2016	VNHA	670687201
Nuveen Variable Rate MuniFund Term Preferred shares Series 2018	VNVG	67071L874
Nuveen JFRR Term Preferred Shares Series 2022	JFRR	67072TAC2
Nuveen JROR Term Preferred Shares Series 2022	JROR	6706ENAB6
Nuveen PJRO Term Preferred Shares 2022-1	PJRO	6706ENAD2
Nuveen JFR MuniFund Term Preferred Shares 2024	PJFR	67072TAE8